Filed pursuant to Rule 424(b)(5)

Registration No. 333-280798

PROSPECTUS SUPPLEMENT

(To Prospectus Supplements Dated August 30, 2024, December 10, 2024 and October 10, 2025
to Prospectus Dated July 22, 2024)

Up to $3,150,000

Shares of Common Stock

This prospectus supplement (this “Prospectus Supplement”) amends and supplements the information in the prospectus, dated July 22, 2024 (the “Prospectus”), filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-280798) (the “Registration Statement”), as previously supplemented by our prospectus supplements, dated August 30, 2024, December 10, 2024 and October 10, 2025 (such prospectus supplements together with the Prospectus, the “Prior Prospectus”), relating to the offer and sale of shares of our common stock, $0.001 par value per share, pursuant to the terms of an At the Market Offering Agreement, dated August 30, 2024 (the “Sales Agreement”) with Ladenburg Thalmann & Co. Inc (“Ladenburg”). This Prospectus Supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

We are filing this Prospectus Supplement to amend the Prior Prospectus to increase the maximum amount of shares that we are eligible to sell under the Registration Statement pursuant to the Sales Agreement under General Instruction I.B.6 of Form S-3. As a result of these limitations and the current public float of our common stock, and in accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $3,150,000 from time to time through Ladenburg, which does not include the shares of common stock having an aggregate sales price of approximately $4,095,176 that were sold pursuant to the Prior Prospectus to date. In the event that we may sell additional amounts under the Sales Agreement in accordance with General Instruction I.B.6, we will file another prospectus supplement prior to making such additional sales. This Prospectus Supplement amends and/or supplements only those sections of the Prior Prospectus as listed in this Prospectus Supplement; all other sections of the Prior Prospectus remain as is.

As of November 21, 2025, the aggregate market value of our outstanding common stock held by non-affiliates, or the public float, was approximately $21,229,538, which was calculated based on 9,150,663 shares of common stock (including common stock issuable upon the exchange of exchangeable shares) outstanding as of November 20, 2025 held by non-affiliates at a price of $2.32 per share, the closing price of our common stock on the Nasdaq Capital Market on October 16, 2025. During the 12 calendar months prior to, and including, the date of this Prospectus Supplement, we sold securities with an aggregate market value of approximately $3,925,962 pursuant to General Instruction I.B.6 of Form S-3. Pursuant to General Instruction I.B.6 of Form S-3, in no event may we sell, pursuant to the Registration Statement of which this Prospectus Supplement and the Prior Prospectus are a part, securities in a public primary offering with a value exceeding one-third of the aggregate market value of our public float in any 12-month period, so long as our public float remains below $75,000,000.

Our common stock is traded on the Nasdaq Capital Market under the symbol “PRSO.” On November 20, 2025, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.8839 per share.

Investing in our common stock involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” beginning on page S-8 of the prospectus supplement dated August 30, 2024, under the heading “Risk Factors” beginning on page 4 of the Prospectus and the risk factors described in our most recent Annual Report on Form 10-K and in the documents that are incorporated by reference into this Prospectus Supplement and the Prior Prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this Prospectus Supplement and the Prior Prospectus as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Ladenburg Thalmann

The date of this prospectus supplement is November 21, 2025.